July 17, 2003

ENSCO International Incorporated
500 North Akard Street
Suite 4300
Dallas, Texas  75201-3331

Re:  Registration Statement on Form S-3, (No. 33-42965, 33-46500, 33-49590, 33-43756, 33-64642, 333-03575, and 333-3789), Form S-8 (No. 333-58625, 33-14714, 33-32447, 33-35862, 33-40282, and 33-41294).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 17, 2003 related to our review of interim financial information for the three and six month periods ended June 30, 2003.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act. It should be noted, we have not performed any procedures subsequent to July 17, 2003.

/s/ KPMG LLP

Dallas, Texas